UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 15, 2010

COMMUNITY CENTRAL BANK CORPORATION
(Exact name of Registrant as specified in its charter)

Michigan	000-33373	38-3291744
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 N. Main Street, Mt. Clemens, MI	48046
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (586) 783-4500

Not Applicable

(Former name or former address, if changed since last year)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

[_]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

[_]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).

[_]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On January 15, 2010, the Company amended its Articles of Incorporation by filing a Certificate of Designation with the State of Michigan for the purpose of establishing the preferences, limitations, voting powers and relative rights of its newly authorized Series C Noncumulative Convertible Perpetual Preferred Stock (the “Series C Preferred Stock”). The Certificate of Designation became effective with the State of Michigan upon filing.

The number of authorized shares of Series C Preferred Stock is 4,000, with no par value and a liquidation value of $1,000 per share.  The Series C Preferred Stock can be converted into common stock of the Company at any time during the first 24 months following the holders acquisition of the Series C Preferred Stock from the Company at a conversion price of $5.00 per share of common stock and at conversion price $7.50 per share of common stock thereafter, subject to adjustment and certain limitations, as described below.

No dividends are payable with respect to the Series C Preferred Stock and no holder will be entitled to receive any dividends thereon.  The Series C Preferred Stock ranks, with respect to rights upon the liquidation, dissolution or winding up of the Company, senior to the Company’s common stock and on parity with the Company’s Series A and Series B preferred stock.  The Series C Preferred Stock is not redeemable by the holders or the Company.

No holder of Series C Preferred Stock will be entitled to receive shares of common stock upon conversion to the extent (but only to the extent) that such receipt would cause such converting holder to become, directly or indirectly, a “beneficial owner” (within the meaning of Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of more than 19.9% of the voting power of the Company following such conversion, unless the Company obtains the requisite shareholder approval under NASDAQ Marketplace Rules. Additionally, no holder of Series C Preferred Stock will be permitted to receive common stock upon conversion of its Series C Preferred Stock to the extent such conversion would cause such holder to beneficially own more than 9.9% of the Company’s common stock outstanding at such time.

Holders of the Series C Preferred Stock generally will not have any voting rights, except that the consent of the holders of a majority of the number of shares of Series C Preferred Stock at the time outstanding, consenting as a separate class, will be necessary to: (i) enter any agreement, contract or understanding or otherwise incur any obligation which by its terms would violate or be in conflict in any material respect with the rights or preferences of the Series C Preferred Stock; (ii) amend the articles of incorporation or bylaws of the Company, if such amendment would alter or change the powers, preferences or special rights of the holders of the Series C Preferred Stock so as to affect them adversely; or (iii) amend or waive any provision in the Certificate of Designation of the Series C Preferred Stock.  Notwithstanding the foregoing, the consent of the holders of the Series C Preferred Stock will not be necessary to authorize or issue, or obligate the Company to issue, any senior stock, parity stock or additional Series C Preferred Stock, or right convertible or exchangeable for senior stock, parity stock or additional Series C Preferred Stock.

The above summary of the Certificate of Designation does not purport to be a complete description of the Certificate of Designation and is qualified in its entirety by reference to the full text of the Certificate of Designation, a copy of which is attached hereto as Exhibit 4.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

4.1
Certificate of Designation of Community Central Bank Corporation filed on January 15, 2010 with the State of Michigan designating the preferences, limitations, voting powers and relative rights of the Series C Preferred Stock.

4.2	Form of Series C Stock Certificate

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 25, 2010	COMMUNITY CENTRAL BANK CORPORATION (Registrant) By: /s/ Ray T. Colonius —————————————— Ray T. Colonius Chief Financial Officer